Exhibit 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT TO ASSET PURCHASE AGREEMENT (this “Amendment”), made this 10th day of January, 2014 (the “Amendment Effective Date”) by and between Vape Holdings, Inc. (formerly PeopleString Corporation) (the “Company”), a Delaware corporation, on the one hand and Michael Cook, Kyle Tracey and Vicki Tracey (collectively, the “Seller”) on the other hand.  The Company and Seller shall each separately be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Company and the Seller entered into that certain Asset Purchase Agreement dated December 29, 2013 (the “Agreement”).  The Agreement provided, among other things, for the issuance of 30,000,000 shares of post-split, common stock of the Company to be issued to the Seller (the “Shares”);

WHEREAS, the Company and the Seller have mutually agreed to amend the Agreement to provide for certain performance incentives as it relates to the Shares;

NOW, THEREFORE, in consideration of the foregoing and for such other good and valuable consideration the sufficiency of which is hereby acknowledged, the Company and the Seller hereby agree as follows:

AGREEMENT

1.	Section 2.2 of the Agreement, entitled Purchase Price is hereby replaced in its entirety with the following language:

2.2           Purchase Price.  In consideration for the sale of Assets, at Closing the Company shall issue Seller thirty million (30,000,000) post-split, fully paid and nonassessable shares of its common stock (the “Consideration”) as follows:

2.2.1    Issuance to Kyle Tracey.

(a)       14,250,000 shares of restricted common stock of the Company shall be issued to Kyle Tracey (the “Kyle Tracey Shares”) effective immediately.  Mr. Tracey’s right in and to the Kyle Tracey Shares shall vest effective immediately, including but not limited to all voting power, subject to forfeiture to the Company unless and until the Kyle Tracey Shares are no longer forfeitable in accordance with the following forfeiture schedule:

Anniversary of Closing	Percent (%) of Shares

At Closing	50%
1st Anniversary	25%
2nd Anniversary	25%

(b)           50% of the Kyle Tracey Shares are not subject to forfeiture;

(c)           25% of the Kyle Tracey Shares are no longer subject to forfeiture at the 1st Anniversary of the Closing on a pro rata basis by the Company generating at least $1,000,000 in gross revenues calculated in accordance with generally acceptable accounting principles (“GAAP”) during the preceding calendar year (e.g. 10% of the 1st Anniversary shares are forfeited back to the Company if only $900,000 in revenues are generated by the Company as of January 10, 2015);

(d)           The remaining 25% of the Kyle Tracey Shares are no longer subject to forfeiture at the 2nd Anniversary of the Closing on a pro rata basis by the Company generating at least $2,000,000 in gross revenues calculated in accordance with GAAP during the preceding calendar year (e.g. 10% of the 2nd Anniversary shares are forfeited back to the Company if only $1,800,000 in revenues are generated by the Company for the period of January 11, 2015 through January 10, 2016);

(e)           Notwithstanding the foregoing forfeiture schedule, in the event that the Company generates at least $3,000,000 in gross revenues calculated in accordance with GAAP during the preceding calendar year at the 1st Anniversary of the Closing, then all of the Kyle Tracey Shares will accelerate and no longer be forfeitable, effective immediately.

(f)           Notwithstanding the foregoing forfeiture schedule, in the event that, prior to the discharge of forfeiture rights on any of the Kyle Tracey Shares, the Company sells all or substantially all of its assets or a change in control occurs, then all of the Kyle Tracey Shares will accelerate and no longer be forfeitable, effective immediately.

2.2.2      Issuance to Michael Cook.

(a)         14,250,000 shares of restricted common stock of the Company shall be issued to Michael Cook (the “Michael Cook Shares”) effective immediately.  Mr. Cook’s right in and to the Michael Cook Shares shall vest effective immediately, including but not limited to all voting power, subject to forfeiture to the Company unless and until the Michael Cook Shares are no longer forfeitable in accordance with the following forfeiture schedule:

Anniversary of Closing	Percent (%) of Shares

At Closing	25%
1st Anniversary	37.5%
2nd Anniversary	37.5%

(b)           25% of the Michael Cook Shares are not subject to forfeiture;

(c)           37.5% of the Michael Cook Shares are no longer subject to forfeiture at the 1st Anniversary of the Closing on a pro rata basis by the Company generating at least $1,000,000 in gross revenues calculated in accordance with GAAP during the calendar year (e.g. 10% of the 1st Anniversary shares are forfeited back to the Company if only $900,000 in revenues are generated by the Company as of January 10, 2015);

(d)           The remaining 37.5% of the Michael Cook Shares are no longer subject to forfeiture at the 2nd Anniversary of the Closing on a pro rata basis by the Company generating at least $2,000,000 in gross revenues calculated in accordance with GAAP during the calendar year (e.g. 10% of the 2nd Anniversary shares are forfeited are forfeited back to the Company if only $1,800,000 in revenues are generated by the Company for the period of January 11, 2015 through January 10, 2016);

(e)           Notwithstanding the foregoing forfeiture schedule, in the event that the Company generates at least $3,000,000 in gross revenues calculated in accordance with GAAP during the preceding calendar year at the 1st Anniversary of the Closing, then all of the Michael Cook Shares will accelerate and no longer be forfeitable, effective immediately.

(f)           Notwithstanding the foregoing forfeiture schedule, in the event that, prior to the discharge of forfeiture rights on any of the Michael Cook Shares, the Company sells all or substantially all of its assets or a change in control occurs, then all of the Michael Cook Shares will accelerate and no longer be forfeitable, effective immediately.

2.2.3       Issuance to Vicki Tracey.  1,500,000 shares of restricted common stock of the Company shall be issued to Vicki Tracey effective immediately.

2.	In the event there is a conflict between this Amendment and the Agreement, the terms of this Amendment shall control. All other terms of the Agreement shall remain in full force and effect.

3.	This Amendment and its terms are conditioned upon and subject to approval by the Company’s Board of Directors and a majority of its shareholders.

 [signatures on following page]

IN WITNESS WHEREOF, each of the Parties has executed this Amendment as of the date first set forth above.

“COMPANY”
VAPE HOLDINGS, INC.
(formerly PEOPLESTRING CORPORATION),
a Delaware corporation

By:
Name:	Jerome Kaiser
Title:	Chief Financial Officer

“SELLER”

MICHAEL COOK

By:
Name:	Michael Cook

KYLE TRACEY

By:
Name:	Kyle Tracey

VICKI TRACEY

By:
Name:	Vicki Tracey